                                                                    Exhibit 10.8

                      EMPLOYMENT/NON-COMPETITION AGREEMENT

            THIS AGREEMENT, is made and entered into this 1st day of May, 2000, by and between A. M. CASTLE & CO., a Delaware corporation, with offices located at 3400 North Wolf Road, Franklin Park, Illinois 60131 (the "Company") and G. THOMAS McKANE who resides at Unit 21 AD, 421 West Monroe Street, Chicago, Illinois 60657 ("Executive").

            WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company, all upon the terms and conditions set forth herein.

            NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties agree as follows:

            1. Employment. The Company hereby employs the Executive, and the Executive hereby accepts such employment with the Company, upon all the terms and conditions set forth below. Executive represents and warrants that he has full power and authority to enter into this Employment Agreement and that he is not restricted in any manner whatsoever from performing his duties hereunder.

            2. Employment Term. Unless earlier terminated as hereinafter provided, the term of the Executive's employment under this Agreement shall commence on the date it is fully executed by all parties and shall continue from year to year until terminated as hereinafter provided ("Employment Term").

            EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE COMPANY AND THE EXECUTIVE ACKNOWLEDGE THAT THE EXECUTIVE'S EMPLOYMENT IS AT WILL AND CAN BE TERMINATED BY EITHER PARTY AT ANY TIME WITH OR WITHOUT CAUSE: If the Executive's employment terminates for any reason, with or without cause, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement.

            3.    Position and Duties.

                  a. Chief Executive Officer. The Company shall employ the Executive in the position of and with the titles of President and Chief Executive Officer. Executive shall have the responsibilities and duties as are commensurate with the position of president and chief executive officer of an entity comparable to the Company including, but not limited to, the powers and duties set forth in the Bylaws of the Company for such office. Executive shall report to the Company's Board of Directors. The Board of Directors of the Company ("Board") may assign other duties and rights to Executive from time to time. The Board shall have the right to modify the responsibilities of the Executive from time to time as the Board may deem necessary or appropriate. Executive shall be provided with an office, secretarial services, and other services commensurate with the status of his position.

                  b. Manner of Employment. Executive shall faithfully, diligently and competently perform his responsibilities and duties as President and Chief Executive Officer. The Executive shall devote his exclusive and full efforts and time to the Company. This Section 3, however, shall not preclude the Executive, from, with prior approval from the Board, serving as a member of the board of directors of another company, or outside normal business hours, from engaging in appropriate civic or charitable activities, as long as such activities do not interfere or conflict with his responsibilities to the Company.

                  c. Board of Directors. Subject to approval by the shareholders of the Company, the Company agrees to take all corporate actions necessary for the appointment or election of the Executive to the Board of Directors within a reasonable period of time from the date of this Agreement. If elected to the Board of Directors of the Company, Executive shall have all the duties and responsibilities as are commensurate with the position of director. However, Executive shall receive no additional compensation as a director of the Company.

            4.    Compensation.

                  a. Base Compensation. The Company shall pay the Executive as compensation for his services a base compensation in the amount of Four Hundred Thousand Dollars ($400,000) per year subject to annual reviews and increases at the sole discretion of the Board ("Base Compensation"). Base, Compensation shall be paid periodically in accordance with normal Company payroll practices.

                  b. Additional Compensation. The Executive shall participate in the management incentive/bonus plan established by the Company for management and executive employees. The Executive's participation shall provide for a maximum incentive equal to One Hundred percent (100%) of his Base Compensation.

                  Furthermore, with respect to calendar year 2000, Executive's incentive compensation shall be guaranteed to be not less than Two Hundred Thousand Dollars

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                                                                    Exhibit 10.8

      ($200,000).

                  c. Stock Options. The Executive shall be granted stock options in the amount of Two Hundred Thousand (200,000) shares for the year 2000. The option price shall be the closing price of the Company's common stock on the date of the granting of the option by the Board of Directors which shall be the business day prior to the public announcement of the Agreement. The Executive shall be given annual stock options thereafter in an amount to be determined by the Human Resources Committee of the Board of Directors.

                  d. Restricted Stock. The Executive shall be awarded restricted common stock in the amount of One Hundred Thousand (100,000) shares. The restricted stock price shall be the closing stock price on the business day preceding the public announcement of the Agreement. The restricted common stock shall vest Fifty percent (50%) at the end of the first year of employment and Twenty Five percent (25%) at the end of each year of employment thereafter for the next two (2) years.

                  e. The grants of stock options and restricted stock options shall be made in accordance with the 1996 Restricted Stock and Stock Option Plan approved by the Company's stockholders on April 26, 1996.

            5. Employment Benefits. In addition, Executive shall be entitled to the following benefits during the Employment Term.

                  a. Four (4) weeks paid vacation per calendar year to be taken at such reasonable times as requested by the Executive.

                  b. Reimbursement for reasonable out-of-pocket business expenses incurred by Executive during the regular performance of his duties for the Company, provided Executive provides the Company with adequate documentation of such expenses in accordance with the Company's policies.

                  c. Participation in any insurance or other employee benefit plans or programs maintained by the Company for its employees or substantially the same terms and conditions as such benefits are provided or made available to management employees of the Company, such as family health care and 401(k) plans.

                  d. Use of a Company automobile at a class or level consistent with that provided by the Executive's prior employer immediately before joining the Company.

                  e. Payment by the Company on behalf of Executive of the dues and assessments of membership at a country club of his choice.

            Eligibility and entitlement for all benefits shall be subject, in each case, to the generally applicable terms and conditions contained in plan documents (where applicable) and the Company's policies and practices regarding such benefits.

            6.    Termination and Severance Benefits.

                  a. Death. The death of Executive shall automatically terminate the Company's obligations hereunder, provided however, the Company shall pay to Executive's estate Executive's Base Compensation, Management Incentive/Bonus (pro-rata in accordance with and at the payment date provided in the Company's Management Incentive Plan) and accrued vacation pay through the date of termination.

                  b. Disability. If Executive is unable to render services of substantially the kind and nature, and to substantially the extent, required to be rendered by Executive hereunder due to illness, injury, physical or mental incapacity or other disability, for sixty (60) consecutive days or shorter periods aggregating at least one hundred eighty (180) days within any twelve (12) month period, Executive's employment may be terminated by Company and Executive shall be entitled to Base Compensation, Management Incentive/Bonus (pro-rata in accordance with and at the payment date provided in the Company's . Management Incentive
      Plan) and accrued vacation pay through the date of termination.

                  c. Resignation. If Executive resigns his employment during the Employment Term, the Company shall have no liability under this Agreement, except as may be specifically provided for in Company plans in cases of resignation, to Executive except to pay Executive Base Compensation and any accrued but unused vacation pay through his last day worked and Executive shall not be entitled to receive severance or other benefits.

                  d. Termination by Company for Cause. The Company may terminate the Executive for Cause upon giving sixty (60) days written notice to the Executive. Any such written notice must specify the reasons for the termination. If the Executive's employment is terminated

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                                                                    Exhibit 10.8

      for Cause, as defined herein, the Company shall have no liability under this Agreement to Executive except to pay Executive Base Compensation and any accrued but unused vacation pay through his last day worked and Executive shall not be entitled to receive severance or other benefits.

                  e. Termination bpi Company Without Cause. If the Company terminates Executive's employment effective during the Employment Term without Cause (as defined herein), Executive shall be entitled to receive his Base Compensation for the remainder of the Employment Term or the sum of Eight Hundred Thousand Dollars ($800,000) whichever is greater. Such sum shall, be payable monthly or in one lump sum at the sole election of Executive within thirty (30) days after the Termination Date.

                        (1) In addition, Executive shall have the right to receive all vested restricted common stock and shall have Ninety
            (90) days after the Date of Termination in which to exercise all vested Stock Options.

                  f. Notice of Termination. Any purported termination of Executive's employment by the Company or by Executive (other than by reason of death) shall be effectively communicated to the other party by written notice identifying the effective date of termination and the reason or cause for termination.

                  g. The following acts by Executive shall constitute "Cause" for termination.

                        (1) Willful theft or embezzlement, or willful attempted theft or embezzlement, of money or intangible assets or property of Company;

                        (2) Any willful act knowingly committed that subjects the Company or any officer of the Company to any criminal liability for such act;

                        (3)   Conviction of a felony involving moral turpitude;

                        (4) Gross and willful misconduct by Executive that results in a material injury to the Company;

                        (5) A finding of willful dishonesty of Executive that results in a material injury to the Company;

                        (6) Willful malfeasance by Executive, provided that such malfeasance in fact has an injurious effect on the Company; and

                        (7) Willful insubordination or willful refusal to perform assigned duties provided that Executive shall have an opportunity of thirty (30) days to cure any such act or failure to act.

                        (8)   Executive's material breach of this Agreement.

                  h. Change of Control. In the event of a Change of Control (as defined below), Executive shall be entitled to the benefits as described under section 6(e), Termination by Company Without Cause, if any of the following occurs:

                        (1) Executive is Terminated without Cause within the first twelve (12) months following the Change of Control;

                        (2) Executive voluntarily resigns after Executive's title, role, duties, compensation or responsibilities within the Company are materially changed or reduced within the first twelve
            (12) months following the Change of Control, provided Executive must provide the Company notice of his intent to resign under this section 6(h).

                  Provided further that, during the first twelve (12) months following such Change of Control, or any material change in Executive's title, role, duties, compensation, or responsibilities shall result in a one hundred percent (100%) acceleration of Executive's vesting schedule and Executive shall have the remaining life of the original option term to exercise such options, notwithstanding any provisions of any stock option agreement to the contrary.

                  "Change of Control" shall mean the acquisition by any individual or business entity ("Person") of-beneficial ownership of more than fifty percent (50%) of the equity or voting power of the Company, excluding any acquisition by the Company or any Company employee benefit or trust.

            7.    Confidential and Proprietary Information.

                  a. Executive covenants that after the date of this Agreement, he will not use or disclose to any person, entity, association, firm or corporation, without the written authorization of the Board, any of the Company's Confidential Information. The term "Confidential Information" means information and data not generally known outside the Company (unless a result of a breach of any of the obligations imposed by this Agreement or the wrongful conduct of any third party) concerning the Company's business and technical information, and includes, without

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                                                                    Exhibit 10.8

      limitation, information relating to: (i) the identities of its customers and their purchasing habits, needs, credit histories, contact personnel and other information; (ii) suppliers' and vendors' costs, products, discounts, margins, contact personnel and other information; and (iii) the Company's trade secrets, price lists, margins, discounts, financial and marketing information, personnel and compensation information, business plans and operating procedures and techniques.

                        Executive understands that this Section 7 applies to computerized as well as written information and to other information, whether or not in written form. It is expressly understood, however, that the obligations of this Section 7 shall only apply for as long as and to the extent that the Confidential Information has not become generally known to or available for use by the public other than by Executive's wrongful act or omission or the wrongful act of any third party.

                  b. Executive covenants that at the end of his employment (regardless of the reason for termination) with the Company he will not take with him any Confidential Information that is written, computerized, machine readable, model, sample or other form capable of physical delivery, without the prior written consent of the Company. The Executive also agrees that at the end for any reason of his employment with the Company or at any other time that the Company may request, he will deliver promptly and return to the Company all such documents and materials in his possession or control, along with all other property of the Company and property relating to the Company's suppliers, customers and business.

                  c. Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information which relates to the Company or any of its Subsidiaries' actual or anticipated business, research and development of existing or future products or services (including new contributions, improvements, ideas and discoveries, whether patentable or not) and which are conceived, developed or made by Executive while employed by the Company ("Work Product") belong to the Company or such Subsidiary. Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board to establish and confirm such ownership. All work shall be deemed work made for hire. For purposes of this Agreement the term "Subsidiary" means any corporation or other entity of which the securities having a majority of the voting power in electing directors or similar persons are, at the time of determination, owned by the Company, directly or through one or more subsidiaries. Notwithstanding the foregoing, this Section 7(c) shall not apply to an invention that Executive developed entirely on his own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either (i) relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by Executive for the Company.

            8. Non-Compete. The Executive and the Company agree that the Company's business will be national in scope and depends, to a considerable extent, upon the individual efforts of the Executive in sales, marketing and management. . Further, the Company and Executive recognize that in the course of Executive's employment with the Company, Executive has had and will continue to have access to substantial amount of confidential and proprietary information and trade secrets relating to the business of the Company, and that it would be detrimental to the business of the Company, and have a substantial detrimental effect on the value of the Company and Executive's employment if Executive were to compete with the Company upon termination of his employment. Executive therefore agrees, in consideration of the Company entering this Agreement, establishing the base annual compensation and other compensation benefits at the level herein provided for, that during the period of the term of his employment with the Company, whether pursuant to this Agreement or otherwise, and continuing for the lesser of (i) a period of two (2) years thereafter; or (ii) the longest period permitted by applicable law (such period referred to herein as the "Restricted Period"), he shall not, without the prior written consent of the Company, directly or indirectly, either for himself or for any other person or entity:

                  a. Anywhere in the continental United States of America in which the Company has been conducting, or intends to conduct business, engage or participate in, or assist, advise or be connected with (including as an owner, partner, shareholder, advisor, consultant, agent or (without limitation by the specific enumeration of the foregoing) or otherwise, or permit his name to be used by or render services for, any person or entity engaged in, or making plans to engage in, a business which is competitive with, or substantially similar to, the Company's business (a "Competing Business"); provided, however, that nothing in this Agreement shall

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                                                                    Exhibit 10.8

      prevent Executive from acquiring or owning, as a passive investment, up to two percent (2 degrees/D) of the outstanding voting securities of an entity, in the aggregate, engaged in a Competing Business which are publicly traded in any recognized national securities market;

                  b. Take any action which might divert from the Company any opportunity (each, an "Opportunity") which would be within the scope of the Company's business, and shall offer each Opportunity to the Company which the Company may, in its sole discretion, decide to pursue or not;

                  c. Solicit, attempt to solicit, aid in the solicitation of, or accept any orders from any person or entity who is or has been a customer of the Company at any time during the period beginning one (1) year prior to the date hereof through the Restrictive Period, to purchase products or services from any person or entity which products or services were previously supplied or performed, as the case may be, by the Company;

                  d. Solicit, attempt to solicit or aid in the solicitation of, any person or entity who is or was a customer, supplier, licensor, licensee or person or entity having any other business relationship with the Company, at any time during the period beginning one (1) year prior to the date hereof through the Restrictive Period, to cease doing business with or alter its business relationship with the Company; or

                  e. Solicit or hire any person or entity who is (i) an officer or employee of the Company; or (ii) a director, officer or employee of the Company to perform services for any entity other than the Company or to terminate his or her employment with any of the foregoing entities.

                  f. The parties believe, in light of the facts known as of the date hereof, and after considering the nature and extent of the Company's business, the amount of compensation -and other benefits provided herein, and the damage that could be done to the Company's business by Executive's competing with the Company, that the foregoing covenant not to compete is reasonable in time, scope and geographical limitation. However, if any court should construe the time, scope or geographical limitation of the covenant not to compete to be too broad or extensive, it is the intention of the parties that the contract be automatically reformed, and as so reformed, enforced, to the maximum limits which may be found to be reasonable by such court.

            9. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, legal representatives and assigns.

            10. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class, certified or registered mail, postage prepaid, if to the Company at the Company's principal place of business, and if to the Executive, at his home address most recently filed with the Company, or to such other address as either party shall have designated in writing to the other party.

            11. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

            12. Severability and Construction. If any provisions of this Agreement is declared void or unenforceable or against public policy, such provision shall be deemed severable and severed from this Agreement and the balance of this Agreement shall remain in full force and effect. If a court of competent jurisdiction determines that any restriction in this Agreement is overbroad or unreasonable under the circumstances, such restriction shall be modified or revised by such court to include the maximum reasonable restriction allowed by law.

            13. Remedies. Executive and Company acknowledge and agree that damages would not adequately compensate Company if Executive were to breach any of his covenants contained in this Agreement. Consequently, Executive agrees that in the event of any such breach, Company shall be entitled to enforce this Agreement by means of an injunction or other equitable relief, in addition to any other remedies available including, without limitation, termination of Executive's employment for Cause.

            14. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.

            15. Entire Agreement Modifications. This Agreement (including all exhibits hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreement, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties.

            16. Employment and Income Taxes. All payments made to Executive pursuant to this Agreement will be subject to withholding of employment taxes and other lawful deductions, as applicable.

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                                                                    Exhibit 10.8

            17. Waiver and Release. Payment by the Company to the Executive of severance benefits under Section 6 of this Agreement shall be in lieu of any and all other severance benefits or rights in the case of termination of employment to which Executive might otherwise be entitled under policies or practices of the Company or otherwise. In consideration of this Employment Agreement, Executive, on behalf of himself and his heirs, successors and assigns, forever releases and discharges the Company, its officers, directors, employees, agents, affiliates and insurers from any and all known or unknown claims, obligations or liabilities, whether in contract or tort or based on or through any federal, state or local statute, including but not limited to the Age Discrimination in Employment Act, relating to or arising out of Executive's employment with the Company or the termination of that employment. The foregoing waiver does not apply to any rights or actions under this Agreement.

            18. Voluntary Execution of Agreement. Executive represents and agrees that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement. Executive further affirms that, prior to the execution of this Agreement, he has been advised to and has had an opportunity to consult independent counsel concerning the terms and conditions hereof.

            19. Indemnification. The Company agrees to indemnify Executive to the fullest extent permitted under applicable law as provided in the Company's Bylaws for officers generally.

            20. Successors and Assigns. This Agreement shall bind and shall inure to the benefit of the Company and any and all of its successors and assigns. This Agreement is personal to Executive and shall not be assignable by Executive. The Company may assign this Agreement to any entity which (i) purchases all or substantially all of the assets of the Company or (ii) is a direct or indirect successor (whether by merger, sale of stock or transfer of assets) of the Company. Any such assignment shall be valid so long as the entity which succeeds to the Company expressly assumes the Company's obligations hereunder and complies with its terms.

            21. Arbitration. Any dispute, controversy or claim between the Company and the Executive arising out of or relating to this Agreement or the breach, termination, or invalidity hereof, shall promptly and expeditiously be submitted to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of such arbitration proceeding utilizing a single arbitrator. The arbitration shall apply the substantive laws of Illinois and beheld in Chicago, Illinois.

            IN WITNESS WHEREOF, the Company and Executive have duly executed and delivered this Agreement as of the day and year first above written.

                                      A. M. CASTLE CO.
                                      By:
                                             ___________________________________
                                      Title:
                                             ___________________________________

                                      G. THOMAS McKANE

                                      __________________________________________

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